As filed with the Securities and Exchange Commission on October 10, 2007.

Registration Number 333-137135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Guitar Center, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4600862
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road

Westlake Village, California 91362

(818) 735-8800
 (Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Leland P. Smith	Copy to:
EVP, General Counsel & Secretary	Anthony J. Richmond, Esq.
Guitar Center, Inc.	Latham & Watkins LLP
5795 Lindero Canyon Road	140 Scott Drive
Westlake Village, California 91362	Menlo Park, California 94025
(818) 735-8800	(650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:   Not applicable. Deregistration of unsold securities.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES

On September 6, 2006, Guitar Center, Inc., a Delaware corporation (the “Company”) filed a registration statement on Form S-3, Registration No. 333-137135 (this “Registration Statement”), utilizing a shelf registration process to register a combination of common stock, preferred stock, debt securities, warrants and depositary shares.

On October 9, 2007 (the “Effective Date”), the Company consummated the transactions contemplated by its Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2007, by and among VH AcquisitionCo, Inc., recently renamed as Guitar Center Holdings, Inc. (“Parent”), VH MergerSub, Inc., a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the Company. Parent and Merger Sub are entities indirectly owned and controlled by Bain Capital Partners, LLC. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation. In accordance with the Merger Agreement, the Company’s prior common stock, par value $0.01 per share (the “Common Stock”), has been canceled and is no longer outstanding.

                As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to this Registration Statement. Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to this Registration Statement to deregister all the shares of the Company’s Common Stock registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to Form S-3 to be signed on its  behalf by the undersigned, thereunto duly authorized, on this 10th day of October, 2007.

GUITAR CENTER, INC.

By:	/s/ Leland P.Smith
Leland P. Smith, Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*	Chief Executive Officer and Director	October 10, 2007
Marty Albertson	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer	October 10, 2007
Erick Mason	(Principal Financial Officer)

*	Senior Vice President of Finance (Principal Accounting	October 10, 2007
David Robson	Officer)

*	Director	October 10, 2007
Larry Livingston

*	Director	October 10, 2007
Pat MacMillan

*	Director	October 10, 2007
Bob Martin

Director
George Mrkonic

*	Director	October 10, 2007
Kenneth Reiss

*	Director	October 10, 2007
Walter Rossi

*	Director	October 10, 2007
Peter Starrett

*	Director	October 10, 2007
Paul Tarvin

The undersigned, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment to Form S-3 on behalf of the above-named officers and directors of Guitar Center, Inc. on this 10th day of October, 2007, pursuant to the powers of attorney executed by such officers and directors, which powers of attorney are filed with the Securities and Exchange Commission as an exhibit to this Post-Effective Amendment to Form S-3.

*By:	/s/ Leland P. Smith
Leland P. Smith
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
24.1	Powers of Attorney